Exhibit 10.1

THIRD MODIFICATION AGREEMENT

THIS THIRD MODIFICATION AGREEMENT (this “Agreement”) is made effective as of July 22, 2009, by and among (a) TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation (“TESSCO”), TESSCO SERVICE SOLUTIONS, INC., a Delaware corporation, TESSCO INCORPORATED, a Delaware corporation, TESSCO COMMUNICATIONS INCORPORATED, a Delaware corporation, WIRELESS SOLUTIONS INCORPORATED, a Maryland corporation, TESSCO BUSINESS SERVICES, LLC, a Delaware limited liability company, TESSCO INTEGRATED SOLUTIONS, LLC, a Delaware limited liability company, and GW SERVICE SOLUTIONS, INC., a Delaware corporation (the aforementioned entities, including TESSCO, being hereinafter called collectively the “Borrowers”); (b) SUNTRUST BANK and WACHOVIA BANK, NATIONAL ASSOCIATION, as Lenders (in such capacity, the “Lenders”); and (c) SUNTRUST BANK, as Administrative Agent (in such capacity, the “Agent”).

RECITALS

Pursuant to a Credit Agreement dated as of May 31, 2007 by and among the Borrowers and other then existing borrowers, the Lenders, and the Agent (as the same may from time to time be amended, restated, supplemented, or otherwise modified, the “Credit Agreement”), the Lenders agreed to make available to the Borrowers and other then existing borrowers a revolving credit facility pursuant to which the Lenders would make loans and other credit accommodations (collectively, the “Loans”) to or for the benefit of the Borrowers and other then existing borrowers in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding (as increased or decreased, the “Revolving Credit Facility”). The Borrowers’ obligation to repay the Loans with interest is evidenced by the Borrowers’ Revolving Credit Note dated May 31, 2007 from the Borrowers made payable to the Lenders in the principal amount of up to $50,000,000 (as the same may from time to time be amended, restated, supplemented, or otherwise modified, the “Note”).

As used herein, the term “Loan Documents” means collectively, the Credit Agreement, the Note, and all other documents now or hereafter executed and delivered by the Borrowers or any other party or parties to evidence, secure, or guarantee, or in connection with, the Revolving Credit Facility.

Pursuant to a First Modification Agreement dated as of June 30, 2008, the parties agreed to make certain changes to the Credit Agreement.

Pursuant to a Second Modification Agreement dated as of November 26, 2008, the parties agreed to amend certain financial covenants and make certain other changes to the Credit Agreement.

With the knowledge and consent of the Lenders, certain previously existing borrowers engaged in an internal restructuring (the “Internal Restructuring”) which resulted in TESSCO Integrated Solutions, L.P., a Delaware limited partnership, being converted into a Delaware limited liability company, now known as TESSCO Integrated Solutions, LLC, and pursuant to which TESSCO Supply Chain Services, LLC and TESSCO Product Solutions, LLC, each a Delaware limited liability company, each merged into TESSCO Service Solutions, Inc., a Delaware corporation, thereby terminating the existence of the two limited liability companies.

The Borrowers have now requested that the Lenders and the Agent (a) decrease the maximum principal amount of the Revolving Credit Facility, (b) modify certain financial covenants, and (c) make certain additional modifications to the Loan Documents (including modifications providing for the extension of the term of the Revolving Credit Facility), and the Lenders and the Agent have agreed to do so, subject to and upon the terms and conditions hereinafter set forth.

AGREEMENTS

Now, therefore, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                                                 Recitals; Defined Terms. The parties hereto acknowledge that the above Recitals are true and correct and agree that the same are incorporated herein. Unless the context clearly indicates otherwise, each term used in this Agreement which is defined in the Recitals shall have the meaning given to such term in the Recitals, and each capitalized term used herein which is not otherwise defined herein shall have the meaning given to such term in the Credit Agreement.

2.                                                 Decrease in Principal Amount of Revolving Credit Facility. The Lender hereby agrees to decrease the aggregate principal amount which may be advanced and be outstanding under the Revolving Credit Facility from $50,000,000 to $35,000,000. The Revolving Credit Facility, as decreased, shall be disbursed to the Borrowers subject to and in accordance with the terms of the Credit Agreement, as amended hereby and shall be evidenced by and repaid in accordance with the provisions of the Note, as amended hereby. As used in the Credit Agreement and each of the other Loan Documents, the term “Revolving Credit Facility” shall mean the Revolving Credit Facility as decreased to a maximum of $35,000,000 at any one time outstanding. The Borrowers, jointly and severally, promise to pay to the Lender, at the times and in the manner set forth in the Note, as amended hereby, the principal amount of the Revolving Credit Facility, as decreased, or so much thereof as shall be advanced and remain outstanding, together with interest as set forth in the Note.

3.                                                 Amendments to Credit Agreement.

(a)                                            Effective as of the date hereof, the definition of “Aggregate Commitment” appearing in Section 1.1 of the Credit Agreement is hereby deleted, and the following is inserted in lieu thereof:

““Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may he reduced or modified at any time or from time to time pursuant to the terms hereof. As of July 22, 2009, the Aggregate Commitment shall be Thirty-Five Million Dollars ($35,000,000).”

(b)                                           Effective as of the date hereof, the definition of “Applicable Margin” appearing in Section 1.1 of the Credit Agreement is hereby deleted, and the following is inserted in lieu thereof:

““Applicable Margin” shall mean (a) the margin added to the Libor Index to obtain the interest rate for the outstanding Loans under the Revolving Credit Facility, and (b) the margin used to calculate the Unused Availability Fee, all as hereinafter provided. The Applicable Margin for each fiscal quarter shall be determined by reference to the Borrowers, ratio of Funded Debt to EBITDA as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer’s Compliance Certificate as follows:

	Funded Debt to		Unused
Level	EBITDA	Applicable Margin	Availability Fee
I	Greater than or equal to 2.0 to 1.0	3.25%	.500%
II	Greater than or equal to I.5 to 1.0 but less than 2.0 to 1.0	3.00%	.375%
III	Greater than or equal to 1.0 to 1.0 but less than 1.5 to 1.0	2.50%	.250%
IV	Less than 1.0 to 1.0	2.25%	.250%

Adjustments, if any, in the Applicable Margin shall be made by the Agent on the tenth (10th) Business Day after receipt by the Agent of quarterly financial statements for the Borrowers and their Subsidiaries and the accompanying Officer’s Compliance Certificate setting forth the ratio of Funded Debt to EBITDA of the Borrowers and their Subsidiaries as of the most recent fiscal quarter end. Subject to Section 4.1(d), in the event the Borrowers fail to deliver such financial statements and certificate within the time required by Section 7.2 hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate. As of July 22, 2009, the Applicable Margin is at Level IV.

(c)                                                Effective as of the date hereof, the definition of “Borrowing Base” appearing in Section 1.1 of the Credit Agreement is hereby amended by deleting the number “$15,000,000” appearing in subsection (b) thereof and substituting in lieu thereof the number “$10,500,000”.

(d)                                               Effective as of the effective date of this Agreement, the definition of “L/C Commitment” appearing in Section 1.1 of the Credit Agreement is hereby deleted, and the following is inserted in lieu thereof:

““L/C Commitment” Three Million Five Hundred Thousand Dollars ($3,500,000).”

(e)                                                Effective as of the effective date of this Agreement, the following definition is hereby added to Section 1.1:

““Unused Availability Fee” shall have the meaning given to such term in Section 4.2.”

(f)                                                  Effective as of the effective date of this Agreement, the date “May 30, 2010” appearing in Section 2.6 is hereby deleted, and the date “May 31, 2012” is hereby inserted in lieu thereof. The Scheduled Maturity Date of the Revolving Credit Facility is hereby extended accordingly.

(g)                                               Effective as of the effective date of this Agreement, existing Section 4.1(c) is hereby deleted, and the following is inserted in lieu thereof:

“[Intentionally Deleted]”

(h)                                               Effective as of the effective date of this Agreement, existing Section 4.2(b) is hereby deleted, and the following is inserted in lieu thereof:

“(b) Unused Availability Fee. At the end of each fiscal quarter of the Borrowers, and on the Termination Date, the Borrowers shall pay to the Agent, in arrears, for the ratable benefit of the Lenders, a facility fee equal to the Applicable Margin per annum on the daily unused portion of the Credit Facility for the previous quarter. For purposes of the calculation of this fee, outstanding

L/C obligations will be treated as outstanding Loans.”

(i)                                     Effective as of the effective date of this Agreement, Section 9.1 of the Credit Agreement is hereby deleted, and the following is inserted in lieu thereof:

From and including September 30, 2009, through the Scheduled Maturity Date, as measured at the end of each of the Borrowers’ fiscal quarters, maintain a combined Tangible Net Worth of not less than $47,000,000; provided, however, that (a) in the event that, during fiscal year 2011, the Borrowers make a goodwill payment in connection with its purchase of the non-cash assets and business of TerraWave Solutions, Ltd, and/or Giga Wave Technologies Limited, commencing on first measurement date following such payment, the Borrowers’ minimum Tangible Net Worth requirement shall be reduced by the lesser of the amount of such payment or $3,000,000; and (b) commencing on March 31, 2012, the Borrower’s minimum Tangible Net Worth requirement shall be increased by an amount equal to fifty percent (50%) of the Borrowers’ combined net income after applicable taxes for the year ending March 31, 2012.

(j)            Effective as of the effective date of this Agreement, Sections 9.4 and 9.5 of the Credit Agreement are hereby deleted, and the following is inserted in lieu thereof:

“SECTION 9.4 Maximum Funded Debt/EBITDA. Maintain a ratio of (a) Funded Debt, as measured at the end of each of the Borrowers’ fiscal quarters, to (b) EBITDA, as measured at the end of each of the Borrowers’ fiscal quarters on a trailing four-quarter basis, of no more than 2.50:1:00.

(k)                                  Effective as of the effective date of this Agreement, Section 10.7 of the Credit Agreement is hereby deleted, and the following is inserted in lieu thereof:

SECTION 10.7. Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure: provided that, (a) any Subsidiary (including any Subsidiary that is also a Borrower) may pay cash dividends to any of the Borrowers, (b) the Borrowers may pay additional cash dividends not to exceed $2,500,000 in the aggregate during any 12-month period so long as after giving effect to any such dividends, no Event of Default shall occur as a result thereof, and (c) the Borrowers may purchase up to $25,000,000 of their issued and outstanding stock in the aggregate during the term of the Credit Facility, of which as of July 20, 2009, $13,303,920 has been repurchased.

(l)                                     Effective as of the effective date of this Agreement, Schedule 1 to the Credit Agreement is hereby deleted, and the following is inserted in lieu thereof:

Schedule 1

(Lenders and Commitments)

LENDER	COMMITMENT PERCENTAGE	COMMITMENT
SunTrust Bank	70%	$24,500,000
120 East Baltimore Street
Baltimore, Maryland 21202
Attn: Gregory Farno, Sr. Vice President
Telephone No. 410-986-1673
Telecopy No. 410-986-1927

Wachovia Bank, National Association	30%	$10,500,000
7 St. Paul Street, 2nd Floor
Baltimore, Maryland 21202
Attn: Lucy C. Campbell, Vice President
Telephone No.: 410-332-5242
Telecopy No. 410-539-0136

(m)                               The parties to the Credit Agreement acknowledge the occurrence of the Internal Restructuring and that the borrowers party to the Credit Agreement and the Note are now the Borrowers.

4.                                                 Amendments to Note.

(a)                                      The reference in the first full paragraph of the Note to “TESSCO Integrated Solutions, L.P., a Delaware limited partnership” is hereby deleted and in lieu thereof is inserted “TESSCO Integrated Solutions, LLC, a Delaware limited liability company”, and the references in the first full paragraph of the Note to “TESSCO Supply Chain Services, LLC” and “TESSCO Product Solutions, LLC” are hereby deleted.

(b)                                     Effective as of the date hereof, the number “$50,000,000” appearing in the upper lefthand corner of the Note is hereby deleted, and the number “$35,000,000” is hereby inserted in lieu thereof.

(c)                                      Effective as of the date hereof, the phrase “FIFTY MILLION DOLLARS ($50,000,000)” appearing in the first paragraph of the Note is hereby deleted, and the phrase “THIRTY-FIVE MILLION DOLLARS ($35,000,000)” is hereby inserted in lieu thereof.

(d)                                     Effective as of the date of this Agreement, the second sentence of Section 3 of the Note is hereby deleted, and the following is inserted in lieu thereof:

“The entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Scheduled Maturity Date.”

5.                                            Representations and Warranties. In order to induce the Lenders and the Agent to enter into this Agreement, the Borrowers represent and warrant to the Lenders and the Agent that as of the date hereof (a) no Event of Default exists under the provisions of the Loan Documents, (b) except as to matters of which the Borrowers have advised the Agent in a writing and which have been acknowledged by the Agent, all of the representations and warranties of the Borrowers in the Loan Documents are true and correct on the date hereof as if the same were made on the date hereof (provided that any representation or warranty that speaks “as of the Closing Date” or as of any other specific date shall continue to speak as of such date, notwithstanding), (c) no material adverse change has occurred in the business, financial condition, prospects or operations of the Borrowers since the date of the most recent financial statement of the Borrowers furnished to the Lenders and the Agent in accordance with the provisions of the Loan Documents, and (d) this Agreement constitutes the legal, valid and binding obligation of the Borrowers, jointly and severally enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies. If any of the foregoing representations and warranties shall prove to be false, incorrect or misleading in any material respect, the Lenders and the Agent may, in their absolute and sole discretion, declare that a default has occurred and exists under the provisions of the Loan Documents, and the Lenders and the Agent shall he entitled to all of the rights and remedies set forth in the Loan Documents as the result of the occurrence of such default.

6.                                            Ratification and No Novation. The Borrowers hereby ratify and confirm all of their obligations, liabilities and indebtedness under the provisions of the Credit Agreement, the Note, and the other Loan Documents, as the same may be amended and modified by this Agreement. The Lenders, the Agent, and the Borrowers agree that it is their intention that nothing herein shall be construed to extinguish, release or discharge or constitute, create or effect a novation of, or an agreement to extinguish any of the obligations, indebtedness and liabilities of the Borrowers or any other party under the provisions of the Loan Documents. The Borrowers agree that all of the provisions of the Credit Agreement and the other Loan Documents shall remain and continue in full force and effect as the same may be modified and amended by this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Loan Documents, the provisions of this Agreement shall control.

7.                                            Fees, Costs and Expenses. In consideration of the agreement of the Lenders to enter into this Agreement, (a) the Borrowers shall pay to the Agent on the date hereof, for the ratable benefit of the Lenders, an amendment fee in the amount of $175,000, and (b) the Borrowers reasonably shall pay to the Agent and the Lenders on demand all costs and expenses both now and hereafter paid or incurred with respect to the preparation, negotiation, execution, administration and enforcement of this Agreement and all documents related thereto, including, without limitation, reasonable attorney’s fees and expenses, recording costs and costs of record searches.

8.                                            Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

9.                                            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Lenders, the Agent, and the Borrowers, and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed and sealed, the day and year first above written.

WITNESS:	BORROWERS:

TESSCO TECHNOLOGIES INCORPORATED

/s/ David M. Young	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President and Chief Executive Officer

TESSCO SERVICE SOLUTIONS, INC.

/s/ David M. Young	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

TESSCO INCORPORATED

/s/ David M. Young	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

TESSCO COMMUNICATIONS INCORPORATED

/s/ David M. Young	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

WIRELESS SOLUTIONS INCORPORATED

/s/ David M. Young	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

ADMINISTRATIVE AGENT:

SUNTRUST BANK

[ILLEGIBLE]	By:	/s/ Gregory Farno
Gregory Farno
Senior Vice President